EXHIBIT 99.1

NGL Energy Partners LP Announces Fourth Quarter and Fiscal 2017 Financial Results

•
Net income for the fourth quarter and Fiscal 2017 was $26.5 million and $143.9 million, respectively, compared to a net loss of $207.0 million and $187.1 million, respectively, for the fourth quarter and Fiscal 2016

•
Adjusted EBITDA for the fourth quarter of Fiscal 2017 was $121.0 million and $380.8 million for all of Fiscal 2017, compared to $154.0 million for the fourth quarter of Fiscal 2016 and $424.1 million for Fiscal 2016

•	Distributable Cash Flow for the fourth quarter of Fiscal 2017 was $84.0 million and totaled $234.8 million for the year

•
Growth capital expenditures and other investments totaled approximately $84 million during the fourth quarter, the majority of which was related to the acquisition of the natural gas liquid terminals from Murphy Energy Corporation

•	Fiscal 2018 Adjusted EBITDA guidance of approximately $500 million to $525 million and expected distribution coverage of approximately 1.3x

TULSA, Okla.--(BUSINESS WIRE)--May 25, 2017-- NGL Energy Partners LP (NYSE:NGL) (“NGL” or the “Partnership”) today reported net income for the quarter ended March 31, 2017 of $26.5 million, compared to a net loss for the quarter ended March 31, 2016 of $207.0 million. Adjusted EBITDA was $121.0 million for the quarter ended March 31, 2017, a 21% year over year decrease when compared to Adjusted EBITDA of $154.0 million for the quarter ended March 31, 2016. Distributable Cash Flow was $84.0 million for the quarter ended March 31, 2017, compared to $122.5 million for the quarter ended March 31, 2016. Net income for the fiscal year ended March 31, 2017 was $143.9 million with Adjusted EBITDA for the year of $380.8 million compared to a net loss and Adjusted EBITDA of $187.1 million and $424.1 million, respectively, for the year ended March 31, 2016.

“Our fourth quarter results were adversely impacted by one of the warmest winters in the United States for the past 100 years negatively impacting both Retail Propane and Liquids as well as a decrease in Refined Products' results due to lower than historical line space values. While neither of these items change our core business strategies, we did adjust our expectations for the upcoming fiscal year for the refined products and propane businesses to account for the potential effects of similar events occurring in the upcoming year,” stated Mike Krimbill, CEO of the Partnership. “We had many positive accomplishments during fiscal 2017, including the scheduled startup of Grand Mesa Pipeline, continued expansion of the Retail Propane, Water and Liquids businesses and a restructuring of our balance sheet. We look forward to fiscal 2018 and the continued growth of our Partnership.”

Quarterly Results of Operations

The following table summarizes operating income (loss) by operating segment for the three months ended March 31, 2017 and March 31, 2016 (in thousands):

	Three Months Ended	Three Months Ended
	March 31, 2017	March 31, 2016
Crude Oil Logistics	$11,352	$(53,434)
Refined Products and Renewables	53,181	167,473
Liquids	10,160	23,353
Retail Propane	38,702	32,111
Water Solutions	(18,549)	(357,973)
Corporate and Other	(20,392)	(15,775)
Total operating income (loss)	$74,454	$(204,245)
The tables included in this release reconcile operating income (loss) to Adjusted EBITDA for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $29.5 million during the quarter ended March 31, 2017, compared to Adjusted EBITDA of $16.9 million during the quarter ended March 31, 2016. The Partnership’s Grand Mesa Pipeline project commenced commercial operations on November 1, 2016 and contributed Adjusted EBITDA of approximately $26.6 million during the fourth quarter. For fiscal 2018, the Partnership anticipates Adjusted EBITDA related to this project to be approximately $130 million based on current contracts and expected walk-up volumes. The average contract term on the pipeline is approximately nine years and all contracts are fee-based with volume commitments, which step up in the second and third years of operations.

The Crude Oil Logistics segment continued to be impacted by increased competition due to lower production in the majority of the basins across the United States. The Partnership’s quarterly results were also impacted by the flattening of the contango curve for crude oil during the quarter.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $12.2 million during the quarter ended March 31, 2017, compared to Adjusted EBITDA of $52.3 million during the quarter ended March 31, 2016. The results for the quarter ended March 31, 2017 were negatively impacted by decreased demand for diesel fuel, lower than expected results for biodiesel and an extended decline in gasoline line space values on the Colonial Pipeline.
Refined product barrels sold during the quarter ended March 31, 2017 totaled approximately 37.1 million barrels, and increased by approximately 9.3 million barrels compared to the same period in the prior year, as a result of the increase in pipeline capacity rights purchased over the previous year and an expansion of our refined products operations. Renewable barrels sold during the quarter ended March 31, 2017 were approximately 1.9 million, compared to approximately 1.7 million during the quarter ended March 31, 2016.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $16.2 million during the quarter ended March 31, 2017, compared to Adjusted EBITDA of $37.9 million during the quarter ended March 31, 2016. The significantly warmer than normal winter resulted in lower margin and lower wholesale demand from retailers and our butane business continues to be negatively impacted by lower margins, railcar costs and lower storage utilization. Total product margin per gallon was $0.033 for the quarter ended March 31, 2017, compared to $0.071 for the quarter ended March 31, 2016. Propane volumes increased by approximately 29.2 million gallons, or 6.9%, during the quarter ended March 31, 2017 when compared to the quarter ended March 31, 2016; however, these volumes were lower than budgeted based on weather-related decreases to demand. Butane volumes decreased by approximately 2.0 million gallons, or 1.8%, during the quarter ended March 31, 2017 when compared to the quarter ended March 31, 2016. Other Liquids volumes increased by 3.7 million gallons, or 4.4%, during the quarter ended March 31, 2017 when compared to the same period in the prior year.

Retail Propane

The Partnership’s Retail Propane segment generated Adjusted EBITDA of $48.9 million during the quarter ended March 31, 2017, compared to Adjusted EBITDA of $40.8 million during the quarter ended March 31, 2016. Propane sold during the quarter ended March 31, 2017 increased by approximately 9.4 million gallons, or 15%, when compared to the quarter ended March 31, 2016, primarily due increased demand in the pacific northwest and to acquisitions made during previous quarters. Distillates sold during the quarter ended March 31, 2017 decreased by approximately 0.4 million gallons when compared to the quarter ended March 31, 2016. Total product margin per gallon was $0.957 for the quarter ended March 31, 2017, compared to $0.905 for the quarter ended March 31, 2016.
Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $18.1 million during the quarter ended March 31, 2017, compared to Adjusted EBITDA of $11.6 million during the quarter ended March 31, 2016. The Partnership processed approximately 536,000 barrels of water per day during the quarter ended March 31, 2017, compared to approximately 479,000 barrels of water per day during the quarter ended March 31, 2016. The segment continued to benefit from the increased rig counts in the basins in which it operates, particularly in the Permian and DJ Basins. Revenues from recovered hydrocarbons totaled $11.8 million for the quarter ended March 31, 2017, an increase of $5.7 million over the prior year period related to increased crude oil prices and volumes.

Corporate and Other

Adjusted EBITDA for Corporate and Other was a loss of $3.9 million during the quarter ended March 31, 2017, compared to a loss of $5.5 million during the quarter ended March 31, 2016. General and administrative expenses for the quarter ended March 31, 2017 benefited from lower compensation expense and a reduction in insurance costs.

Capitalization and Liquidity

In February 2017, the Partnership issued $500.0 million of 6.125% Senior Notes due 2025 and received net proceeds from the issuance of $491.3 million, which were used to reduce the outstanding balance on its revolving credit facility. Also in February 2017, the Partnership issued 10,120,000 common units and received net proceeds from the issuance of $222.5 million, which were also used to reduce the outstanding balance on its revolving credit facility. The Partnership amended and restated its revolving credit facility during the quarter, which included extending the maturity to October 2021. Total liquidity (cash plus available capacity on the revolving credit facility) was approximately $874 million as of March 31, 2017.

Total long-term debt outstanding, excluding working capital borrowings, was $2,149.0 million at March 31, 2017 compared to $2,341.0 million at December 31, 2016, a decrease of $192.0 million. Working capital borrowings totaled $814.5 million at March 31, 2017 compared to $875.5 million at December 31, 2016, a decrease of $61.0 million driven primarily by a reduction in inventories during the quarter. Working capital borrowings, which are fully secured by the Partnership’s net working capital, are subject to a borrowing base and are excluded from the Partnership’s debt compliance ratios.

Fiscal Year 2018 Guidance

For fiscal 2018, the Partnership expects to generate Adjusted EBITDA of approximately $500 million to $525 million, which includes Adjusted EBITDA for Grand Mesa Pipeline of approximately $130 million. Distributable Cash Flow is expected to be between $300 million and $325 million and would generate over $100 million, or about 1.3x, distribution coverage at our current annualized distribution rate, including distributions on the Class A Preferred Units. The Partnership currently expects to spend approximately $150 million to $200 million on growth capital expenditures during fiscal 2018.

Fourth Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 11:00 am Eastern Time (10:00 am Central Time) on Thursday, May 25, 2017. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 22563375. An archived audio replay of the conference call will be available for 7 days beginning at 2:00 pm Eastern Time (1:00 pm Central Time) on May 25, 2017, which can be accessed by dialing (855) 859-2056 and providing access code 22563375.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gain on early extinguishment of liabilities, revaluation of investments, equity-based compensation expense, acquisition expense and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders, and it is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and records a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. We include this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, cash income taxes and cash interest expense. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, equity-based compensation, acquisition-related expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Balance Sheets
(in Thousands, except unit amounts)
(Unaudited)

	March 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,264	$28,927
Accounts receivable-trade, net of allowance for doubtful accounts of $5,234 and $5,578, respectively	800,607	765,290
Accounts receivable-affiliates	6,711	20,008
Inventories	561,432	613,993
Prepaid expenses and other current assets	103,193	134,485
Total current assets	1,484,207	1,562,703
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $375,594 and $348,136, respectively	1,790,273	1,746,925
GOODWILL	1,451,716	1,462,116
INTANGIBLE ASSETS, net of accumulated amortization of $414,605 and $388,517, respectively	1,163,956	1,164,749
INVESTMENTS IN UNCONSOLIDATED ENTITIES	187,423	187,514
LOAN RECEIVABLE-AFFILIATE	3,200	2,700
OTHER NONCURRENT ASSETS	239,604	251,369
Total assets	$6,320,379	$6,378,076
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$658,021	$650,886
Accounts payable-affiliates	7,918	22,917
Accrued expenses and other payables	207,125	196,033
Advance payments received from customers	35,944	63,509
Current maturities of long-term debt	29,590	33,501
Total current liabilities	938,598	966,846
LONG-TERM DEBT, net of debt issuance costs of $33,458 and $24,574, respectively, and current maturities	2,963,483	3,216,505
OTHER NONCURRENT LIABILITIES	184,534	186,280
COMMITMENTS AND CONTINGENCIES

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	63,890	61,170
REDEEMABLE NONCONTROLLING INTEREST	3,072	—

EQUITY:
General partner, representing a 0.1% interest, 120,300 and 109,201 notional units, respectively	(50,529)	(50,785)
Limited partners, representing a 99.9% interest, 120,179,407 and 109,091,710 common units issued and outstanding, respectively	2,192,413	1,969,113
Accumulated other comprehensive loss	(1,828)	(97)
Noncontrolling interests	26,746	29,044
Total equity	2,166,802	1,947,275
Total liabilities and equity	$6,320,379	$6,378,076

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2017	2016	2017	2016
REVENUES:
Crude Oil Logistics	$505,142	$362,292	$1,666,884	$3,217,079
Water Solutions	43,756	37,776	159,601	185,001
Liquids	529,504	332,975	1,439,088	1,194,479
Retail Propane	172,978	135,179	413,109	352,977
Refined Products and Renewables	2,596,534	1,456,756	9,342,702	6,792,112
Other	165	462	844	462
Total Revenues	3,848,079	2,325,440	13,022,228	11,742,110
COST OF SALES:
Crude Oil Logistics	464,428	341,477	1,572,015	3,111,717
Water Solutions	197	752	4,068	(7,336)
Liquids	502,895	282,961	1,334,116	1,037,118
Retail Propane	85,570	60,340	191,589	156,757
Refined Products and Renewables	2,545,527	1,391,448	9,219,721	6,540,599
Other	100	182	400	182
Total Cost of Sales	3,598,717	2,077,160	12,321,909	10,839,037
OPERATING COSTS AND EXPENSES:
Operating	82,517	93,177	307,925	401,118
General and administrative	28,489	24,727	116,566	139,541
Depreciation and amortization	62,929	53,152	223,205	228,924
Loss (gain) on disposal or impairment of assets, net	(5,744)	317,726	(209,177)	320,766
Revaluation of liabilities	6,717	(36,257)	6,717	(82,673)
Operating Income (Loss)	74,454	(204,245)	255,083	(104,603)
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	1,358	2,113	3,084	16,121
Revaluation of investments	—	—	(14,365)	—
Interest expense	(45,162)	(34,540)	(150,478)	(133,089)
Gain (loss) on early extinguishment of liabilities, net	(6,163)	28,532	24,727	28,532
Other income, net	1,902	2,634	27,762	5,575
Income (Loss) Before Income Taxes	26,389	(205,506)	145,813	(187,464)
INCOME TAX BENEFIT (EXPENSE)	97	(1,479)	(1,939)	367
Net Income (Loss)	26,486	(206,985)	143,874	(187,097)
LESS: NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(741)	2,853	(6,832)	(11,832)
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	25,745	(204,132)	137,042	(198,929)
LESS: DISTRIBUTIONS TO PREFERRED UNITHOLDERS	(9,184)	—	(30,142)	—
LESS: NET (INCOME) LOSS ALLOCATED TO GENERAL PARTNER	(52)	178	(232)	(47,620)
NET INCOME (LOSS) ALLOCATED TO COMMON UNITHOLDERS	$16,509	$(203,954)	$106,668	$(246,549)
BASIC INCOME (LOSS) PER COMMON UNIT	$0.14	$(1.94)	$0.99	$(2.35)
DILUTED INCOME (LOSS) PER COMMON UNIT	$0.14	$(1.94)	$0.95	$(2.35)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	114,131,764	104,930,260	108,091,486	104,838,886
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	120,198,802	104,930,260	111,850,621	104,838,886

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net income (loss) to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(in thousands)
Net income (loss)	$26,486	$(206,985)	$143,874	$(187,097)
Less: Net (income) loss attributable to noncontrolling interests	(741)	2,853	(6,832)	(11,832)
Net income (loss) attributable to NGL Energy Partners LP	25,745	(204,132)	137,042	(198,929)
Interest expense	45,221	33,606	150,504	126,514
Income tax (benefit) expense	(97)	1,480	1,939	(420)
Depreciation and amortization	66,837	55,165	238,583	217,893
EBITDA	137,706	(113,881)	528,068	145,058
Net unrealized (gains) losses on derivatives	(2,601)	5,749	(3,338)	1,255
Inventory valuation adjustment (1)	(33,184)	21,559	7,368	24,390
Lower of cost or market adjustments	(2,122)	(13,257)	(1,283)	(5,932)
(Gain) loss on disposal or impairment of assets, net	(5,744)	317,727	(209,213)	320,783
Loss (gain) on early extinguishment of liabilities, net	6,163	(28,532)	(24,727)	(28,532)
Revaluation of investments	—	—	14,365	—
Equity-based compensation expense (2)	13,243	6,104	53,102	58,816
Acquisition expense (3)	232	1,131	1,771	2,002
Other (4)	7,306	(42,559)	14,687	(93,725)
Adjusted EBITDA	120,999	154,041	380,800	424,115
Less: Cash interest expense	28,810	28,419	117,912	117,185
Less: Cash income taxes	37	522	2,022	2,300
Less: Maintenance capital expenditures (5)	8,172	2,629	26,073	30,422
Distributable Cash Flow	$83,980	$122,471	$234,793	$274,208

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our consolidated financial statements included in our Annual Report on Form 10-K. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)	During the quarters and years ended March 31, 2017 and 2016, we incurred expenses related to legal and advisory costs associated with acquisitions.

(4)
The amount for the quarter ended March 31, 2017 represents non-cash operating expenses related to our Grand Mesa Pipeline project. The amount for the year ended March 31, 2017 represents non-cash operating expenses related to our Grand Mesa Pipeline project and also includes adjustments related to noncontrolling interests. Amounts for the quarter and year ended March 31, 2016 represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment, and amounts attributable to noncontrolling interests.

(5)	Excludes TLP maintenance capital expenditures of $0.2 million and $11.6 million during the quarter and year ended March 31, 2016, respectively.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended March 31, 2017
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$11,352	$(18,549)	$10,160	$38,702	$53,181	$(20,392)	$74,454
Depreciation and amortization	19,648	25,045	5,848	11,195	325	868	62,929
Amortization recorded to cost of sales	100	—	196	—	1,434	—	1,730
Net unrealized (gains) losses on derivatives	(2,464)	50	(23)	(164)	—	—	(2,601)
Inventory valuation adjustment	—	—	—	—	(33,184)	—	(33,184)
Lower of cost or market adjustments	—	—	—	—	(2,122)	—	(2,122)
(Gain) loss on disposal or impairment of assets, net	(3,913)	6,398	(17)	(191)	(8,024)	3	(5,744)
Equity-based compensation expense	—	—	—	—	—	13,243	13,243
Acquisition expense	—	—	—	—	—	232	232
Other income (expense), net	177	(785)	6	165	164	2,175	1,902
Adjusted EBITDA attributable to unconsolidated entities	3,938	115	—	(39)	432	—	4,446
Adjusted EBITDA attributable to noncontrolling interest	—	(868)	—	(799)	—	—	(1,667)
Other	664	6,717	—	—	—	—	7,381
Adjusted EBITDA	$29,502	$18,123	$16,170	$48,869	$12,206	$(3,871)	$120,999

	Three Months Ended March 31, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(53,434)	$(357,973)	$23,353	$32,111	$167,473	$(15,775)	$(204,245)
Depreciation and amortization	9,267	24,779	4,356	9,281	4,041	1,428	53,152
Amortization recorded to cost of sales	63	—	261	—	1,274	—	1,598
Net unrealized losses (gains) on derivatives	5,337	1,922	(1,845)	335	—	—	5,749
Inventory valuation adjustment	—	—	—	—	21,559	—	21,559
Lower of cost or market adjustments	—	—	—	—	(13,257)	—	(13,257)
Loss (gain) on disposal or impairment of assets, net	52,837	380,759	11,785	(245)	(127,410)	—	317,726
Equity-based compensation expense	—	—	—	—	15	5,786	5,801
Acquisition expense	—	—	—	—	—	1,131	1,131
Other (expense) income, net	(293)	792	2	177	(1)	1,957	2,634
Adjusted EBITDA attributable to unconsolidated entities	3,080	(90)	—	(38)	3,977	—	6,929
Adjusted EBITDA attributable to noncontrolling interest	—	(867)	—	(786)	(5,328)	—	(6,981)
Other	—	(37,755)	—	—	—	—	(37,755)
Adjusted EBITDA	$16,857	$11,567	$37,912	$40,835	$52,343	$(5,473)	$154,041

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	9,374	11,300	34,212	67,211
Crude oil transported on owned pipelines (barrels)	4,755	—	6,365	—
Crude oil storage capacity - owned and leased (barrels) (1)			7,024	6,115
Crude oil inventory (barrels) (1)			2,844	2,123

Water Solutions:
Water processed (barrels per day)
Eagle Ford Basin	211,448	208,695	208,649	236,792
Permian Basin	192,456	147,950	184,702	179,413
DJ Basin	85,845	78,589	68,253	107,353
Other Basins	46,254	43,844	40,185	45,949
Total	536,003	479,078	501,789	569,507
Solids processed (barrels per day)	4,319	3,533	3,056	3,149
Skim oil sold (barrels per day)	2,827	2,557	1,989	2,935

Liquids:
Propane sold (gallons)	453,586	424,402	1,267,076	1,244,529
Butane sold (gallons)	108,728	110,768	456,586	483,206
Other products sold (gallons)	86,914	83,245	343,365	360,716
Liquids storage capacity - leased and owned (gallons) (1)			358,537	292,110
Propane inventory (gallons) (1)			48,351	56,584
Butane inventory (gallons) (1)			9,438	14,629
Other products inventory (gallons) (1)			6,426	6,297

Retail Propane:
Propane sold (gallons)	71,666	62,300	177,599	152,238
Distillates sold (gallons)	12,496	12,929	30,001	30,674
Propane inventory (gallons) (1)			8,180	7,314
Distillates inventory (gallons) (1)			1,148	1,223

Refined Products and Renewables:
Gasoline sold (barrels)	25,727	16,114	91,004	58,650
Diesel sold (barrels)	11,402	11,665	49,817	40,338
Ethanol sold (barrels)	1,414	1,106	4,605	4,199
Biodiesel sold (barrels)	465	545	2,413	1,595
Refined Products and Renewables storage capacity - leased (barrels) (1)			9,419	7,188
Gasoline inventory (barrels) (1)			2,993	1,602
Diesel inventory (barrels) (1)			1,464	2,059
Ethanol inventory (barrels) (1)			727	766
Biodiesel inventory (barrels) (1)			471	350

(1)	Information is presented as of March 31, 2017 or March 31, 2016 in the year-to-date columns above.